EXHIBIT 99.2

Media Contact: Jaime Spuhler Taleo Corporation 904.493.8851 e-mail: jspuhler@taleo.com	Investor Relations Contact: Nate Swanson 925.452.3156 e-mail: ir@taleo.com

Taleo Announces Restatement of Financial Statements to Defer Approximately $3 Million in Revenue
Issues Update on Review of Revenue Recognition Practices

Dublin, CA – February 23, 2009 – Taleo Corporation (Nasdaq: TLEO), today announced that the Company’s previously issued financial statements for the years ended December 31, 2006 and 2007, and the interim financial statements for the quarters ended March 31, 2008 and June 30, 2008 will be restated to make corrections to the timing of recognition of approximately $3 million of consulting services revenue previously recognized as delivered under the proportional performance method, and the timing of revenue recognition of approximately $200,000 for set-up fees, an element of the Company’s application services revenue.

During the relevant period of restatement, a total of approximately $56 million in consulting revenue was recognized on the basis of proportional performance, and approximately $245 million of application revenue was recognized. Neither of these corrections will result in any change to the cumulative total revenue to be recognized under the Company’s contractual arrangements or to cumulative cash flow from operations.

The decision was made by the Audit Committee of the Board of Directors, following consultation with and upon the recommendation of management, on February 20, 2009, after Deloitte & Touche LLP, the Company’s independent registered public accounting firm, requested on November 6, 2008 that the Company review certain of its historical revenue recognition practices.

In the course of the Company’s review of its revenue recognition practices, the Company has determined that recognition of consulting revenue as a separate unit of accounting in a multi-element arrangement, pursuant to Emerging Issues Task Force No. 00-21, Revenue Arrangements with Multiple Deliverables, was not appropriate in certain of its customer arrangements in which application services and consulting services were sold in the same arrangement.  This correction will result in approximately $3 million of consulting revenue previously recognized on the basis of proportional performance, as has been the Company’s historical practice, being recognized ratably over the expected attribution period of the associated arrangement.

Also in connection with the Company’s review, the Company has determined that as of January 1, 2006, it would have been appropriate to recognize revenue from set-up fees, an element of the Company’s application revenue, over an expected attribution period longer than the typical three year term of the Company’s agreements, as had been the Company’s practice.  This correction will result in approximately $200,000 of application revenue from set-up fees being recognized over an expected attribution period of seven years rather than the contract term (which is typically three years) of the arrangement with which the set-up fees are associated.

In addition, the Company today provided an update on its review of its revenue recognition practices.  The Company continues to make progress in bringing its review process to closure, and, in connection with that process, intends to submit a pre-clearance submission to the Office of the Chief Accountant (the “OCA”) of the Securities and Exchange Commission.  The submission requests the OCA to give pre-clearance to the Company’s historical application of EITF 00-21 to the timing of revenue recognition of the Company’s consulting services.  If the OCA does not agree with the Company’s historical application of EITF 00-21, the amount of the restatement of consulting revenue for prior periods may increase.

The Company intends to file its restated financial statements, as well as its delinquent quarterly report on Form 10-Q for the quarter ended September 30, 2008, as soon as practicable following its consultation with the Office of the Chief Accountant.

About Taleo

Taleo (NASDAQ: TLEO) is the leader in on demand unified talent management solutions that empower organizations of all sizes to assess, acquire, develop and align their workforces for improved business performance. More than 3,900 organizations use Taleo for talent acquisition and performance management, including 48 of the Fortune 100 and over 3,300 small and medium sized businesses across 200 countries and territories. Known for its strong configurability and usability, Taleo runs on a world-class infrastructure and offers 99.9% availability. Taleo's Talent Grid harnesses the resources of the Taleo community of customers, candidates, and partners to power the talent needs of companies around the world.

Forward-looking Statements

This release contains forward-looking statements, including statements regarding its review of its revenue recognition practices and the filing of restated financial statements and reports.  Any forward-looking statements contained in this press release are based upon Taleo's historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Taleo's expectations as of the date of this press announcement. Subsequent events may cause these expectations to change, and Taleo disclaims any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially. Further information on potential factors that could affect actual results is included in Part II, Item 1A of Taleo’s Quarterly Report on Form 10-Q, as filed with the SEC on August 11, 2008, and in other reports filed by Taleo with the SEC.